FormType: 8-K
                                        Exhibit 99. Additional Exhibits



Media Contacts:   William P. Fuller III
                  (212) 318-5250
                  Donna Bodden
                  (212) 318-5258

Investor Relations Contact:  Roger A. Holmes
                             (212) 318-5288

FOR IMMEDIATE RELEASE:
              WESTVACO REPORTS 59 PERCENT INCREASE
       IN FOURTH QUARTER INCOME BEFORE NONRECURRING ITEMS

  NOVEMBER 18, 1999 -- Westvaco Corporation today reported its fourth quarter and audited year-end sales and earnings for the fiscal year ended October 31, 1999.

  Fourth quarter income before nonrecurring items totaled $57.6 million, or 58 cents per share, a 59 percent increase from income of $36.2 million, or 36 cents per share, before nonrecurring items in the fourth quarter of 1998. Fourth quarter 1999 sales totaled $771.5 million, a 5.4 percent increase compared with the same period in 1998. Fiscal year 1999 sales declined 2.9 percent to $2.8 billion.

  "Market trends moved in a positive direction for us in the fourth quarter," said John A. Luke, Jr., Chairman and CEO. "Particularly noteworthy was stronger demand for our bleached board, coated papers and and certain specialty chemical products as the fourth quarter came to a close. This circumstance suggests a promising beginning for our new fiscal year."

  Several factors contributed to improved fourth quarter performance. The U.S. economy remained strong, economic recovery continued in Asia and Brazil and the company's strategy of market leadership through product and service differentiation provided ongoing competitive advantages. These circumstances led to good operating rates at the company's manufacturing facilities and an increase in order backlogs. The company also benefited from its ongoing program to increase returns from forestry operations through improved productivity and sale of nonstrategic timberlands.

  In the fourth quarter of 1999, nonrecurring items amounted to $33.9 million, or 34 cents per share, including a charge of $49 million, or 49 cents per share, for a restructuring plan and a credit of $15 million, or 15 cents per share, for a release of deferred taxes. In the fourth quarter of 1998, the company took a charge of $3 million, or 3 cents per share, for costs associated with the partial closure of a packaging plant.

  Westvaco reported net income of $23.7 million, or 24 cents per share, after nonrecurring items in the fourth quarter of 1999 compared to $33.2 million, or 33 cents per share, in the fourth quarter of 1998. Fiscal year 1999 net income totaled $111.2 million, or $1.11 per share after nonrecurring items, compared to $132 million, or $1.30 per share, for 1998. Sales of nonstrategic timberlands increased fourth quarter 1999 net income by $7.5 million, or 8 cents per share, and fiscal year 1999 net income by $14 million, or 14 cents per share.

  "In addition to strong market conditions, we are benefiting from continuing emphasis on cost control and lower capital spending," said Mr. Luke. "In late 1998, we announced a multi-year goal of $100 million a year in sustainable cost reductions, and we have now reached that goal. Capital spending for the year totaled $232 million, 17 percent below depreciation, and we expect a similar comparison in 2000."

  During the fourth quarter, Westvaco announced a series of actions principally intended to enhance the strength and focus of its packaging-related businesses. Overall, the actions resulted in an $80.5million pretax charge ($49 million after tax) against fourth quarter earnings, mostly due to a noncash reduction in the book value of assets. The company expects the charge to result in annual pretax savings totaling about $35 million. These savings will result from improved operational efficiencies and from scaling back operations that no longer meet financial or strategic objectives.

  Actions related to the charge set the stage for the November 1 startup of Westvaco's Packaging Resources Group (PRG), a new strategic platform designed to enhance the company's participation in U.S. and international packaging markets. The group combined the company's Bleached Board, Consumer Packaging and Kraft Divisions, along with the packaging component of the company's international sales operation. Additional support comes from Rigesa, Ltda., Westvaco's Brazilian packaging business. The decision to form the PRG is one result of a companywide strategic review process. Westvaco plans to announce the overall results from its review process in late November.

  The PRG will expand significantly when Westvaco completes its acquisition of Temple-Inland's bleached paperboard mill in Evadale, TX. As announced in October, Westvaco has a definitive agreement to pay $575 million for the mill's fixed assets and approximately $50 million for working capital. The transaction is scheduled to close in December. "We very much look forward to the Evadale mill becoming part of our company," said Mr. Luke. "The economics of this transaction are compelling as are the opportunities it represents for us in growing global packaging markets."

  Westvaco Corporation (www.westvaco.com), headquartered in New York, NY, is a major producer of paper, packaging, and specialty chemicals. The company derives 24 percent of annual net sales from international business, supplying customers in more than 70 countries from wholly-owned operations in the United States, Brazil, the Czech Republic, and a joint venture in China. Westvaco owns 1.45 million acres of timberland in the United States and Brazil.

  Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed in or implied by the forward-looking statements include, but are not limited to, competitive pricing for the company's products; changes in raw materials, energy and other costs; impact of Year 2000 issues; fluctuations in demand and changes in production capacities; changes to economic growth in the U.S. and international economies, especially in Asia and Brazil; government policies and regulations, including but not limited to those affecting the environment and the tobacco industry; and currency movements.

                  (Please see attached tables)

Consolidated statement of income
In thousands, except per share
                                         [Unaudited]
                                      Fourth quarter            Twelve  months
                                    ended October 31          ended October 31
                                     1999       1998         1999         1998
Sales                            $771,451   $731,791   $2,801,849   $2,885,917
Other income (expense)             10,249      6,549       29,384       18,747
                                  781,700    738,340    2,831,233    2,904,664
Cost of products sold             524,413    523,355    1,967,786    2,071,011
Selling, research and
 administrative expenses           62,735     63,255      230,963      238,097
Depreciation and amortization      72,522     71,031      280,470      280,981
Restructuring charge               80,500          -       80,500            -
Interest expense                   31,057     29,282      123,538      110,162
                                  771,227    686,923    2,683,257    2,700,251

Income before taxes                10,473     51,417      147,976      204,413
Income taxes                      [13,200]    18,200       36,800       72,400
Net income                      $  23,673  $  33,217  $   111,176  $   132,013

Net income per common
  share - basic                 $     .24  $     .33  $      1.11  $      1.30
Average number of shares
 outstanding                      100,304    100,883      100,236      101,311

Net income per common
  share - diluted               $     .24  $     .33  $      1.11  $      1.30
Average number of shares
 and equivalents outstanding      100,594    100,946      100,495      101,788



Consolidated balance sheet
In thousands
                                                               At October 31
                                                   1999                 1998
Assets
Cash and marketable securities              $   108,792          $   105,050
Receivables                                     318,369              286,423
Inventories                                     248,963              285,783
Prepaid expenses                                 61,884               61,936
  Current assets                                738,008              739,192
Plant and timberlands-net                     3,581,383            3,802,431
Other assets                                    577,301              467,045
                                             $4,896,692           $5,008,668
Liabilities and shareholders' equity
Current liabilities                         $   425,114          $   467,125
Long-term obligations                         1,502,177            1,526,343
Deferred income taxes                           798,113              768,752
Shareholders' equity                          2,171,288            2,246,448
                                             $4,896,692           $5,008,668




Westvaco Corporation and consolidated subsidiary companies
Consolidated statement of cash flows
In thousands                                                   Twelve months
                                                            ended October 31
                                                   1999                 1998
Cash flows from operating activities:
  Net income                                  $ 111,176            $ 132,013
  Adjustments not affecting cash:
    Provision for depreciation and
     amortization                               280,470              280,981
    Provision for deferred income taxes          32,286               57,244
    Restructuring charge                         80,500                    -
    Pension credit and other employee
     benefits                                   [78,658]             [50,869]
    Other, net                                  [14,290]               3,400
  Net changes in assets and liabilities          [2,577]             [17,063]
  Other, net                                      3,806                1,000
  Net cash provided by operating activities     412,713              406,706
Cash flows from investing activities:
  Additions to plant and timberlands           [228,879]            [422,984]
  Proceeds from sales of plant and
   timberlands                                   22,781                6,905
  Other investments                             [22,659]                   -
  Other, net                                     [1,135]                  50
  Net cash used in investing activities        [229,892]            [416,029]
Cash flows from financing activities:
  Proceeds from issuance of common stock          9,122                3,766
  Proceeds from issuance of debt                881,518              548,194
  Dividends paid                                [88,191]             [89,300]
  Treasury stock purchases                      [10,792]             [49,484]
  Repayment of debt                            [952,230]            [470,146]
  Net cash used in financing activities        [160,573]             [56,970]
Effect of exchange rate changes on cash         [18,506]              [4,011]
Increase (decrease) in cash and marketable
   securities                                     3,742              [70,304]
Cash and marketable securities:
  At beginning of period                        105,050              175,354
  At end of period                           $ 108,792             $ 105,050


                                      [Unaudited]
Segment information                Fourth quarter              Twelve months
In milions                      ended October 31            ended October 31
                                   1999      1998          1999         1998
Sales
Paper                            $295.4    $263.0      $1,028.5     $1,025.6
Packaging                         356.4     342.2       1,320.9      1,384.2
Rigesa                             36.8      45.1         140.8        184.0
   Total Packaging                393.2     387.3       1,461.7      1,568.2
Chemical                           86.0      87.5         314.5        332.1
Corporate and other                22.3      19.6          80.8         72.7
   Total                          796.9     757.4       2,885.5      2,998.6
Intersegment eliminations         [25.5]    [25.6]        [83.7]      [112.7]
   Consolidated Totals           $771.4    $731.8      $2,801.8     $2,885.9

Operating profit
Paper                            $ 28.5    $ 22.2      $   62.0     $   84.8
Packaging                          46.9      39.0         165.3        172.3
Rigesa                              6.8      10.5          25.2         35.2
   Total Packaging                 53.7      49.5         190.5        207.5
Chemical                           13.4      16.1          52.5         53.2
Corporate and other               [85.1]    [36.4]       [157.0]      [141.1]
   Consolidated Totals           $ 10.5    $ 51.4      $  148.0      $ 204.4

Westvaco Corporation and consolidated subsidiary companies